EXHIBIT 21
                                  EMPIRE OF CAROLINA, INC.
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                                        SUBSIDIARIES
                                        ------------
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
                                                                   PERCENTAGE OF VOTING
                                         COUNTRY OR STATE OF         SECURITIES OWNED
NAME OF SUBSIDIARY                         INCORPORATION               BY THE COMPANY
-------------------                      -------------------       ---------------------

Empire Industries, Inc. (1) (2)            North Carolina                    100%

Empire Toys (Hong Kong), Ltd. (2) (3)        Hong Kong                      99.9%

CLR Corporation                              Delaware                         75%

Carnichi Limited                             Hong Kong                       100%

Apple Sports, Inc.                           New York                        100%

Apple Golf Shoes, Inc.                       New York                        100%

(1) The name of this corporation was changed from Carolina Enterprises, Inc. to Empire Industries, Inc. as of February 7, 1995. Empire Industries, Inc. does business under the names "Empire of Carolina", "Empire Manufacturing", "Marchon", and "Caldwell Button Company."

(2) Effective May, 1996, Empire Manufacturing, Inc. and Marchon, Inc., wholly-owned subsidiaries of Empire of Carolina, Inc., were merged into Empire Industries, Inc., and Marchon, Inc.'s subsidiary, Marchon Toys, Ltd., was dividend up to Empire of Carolina, Inc.

(3) The name of this Corporation was changed from Marchon Toys, Ltd. as of March 6, 1998.
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